Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 17, 2003 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in UGI Corporation’s Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the incorporation by reference of our report dated November 17, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 22, 2004